Exhibit 99.1

CSB BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

First Quarter Highlights

	Quarter Ended March 31, 2024	Quarter Ended March 31, 2023
Diluted earnings per share	$1.10	$1.46
Net Income	$2,933,000	$3,934,000
Return on average common equity	10.84%	16.39%
Return on average assets	1.02%	1.39%

Millersburg, Ohio – April 23, 2024 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced first quarter 2024 net income of $2,933,000, or $1.10 per basic and diluted share, as compared to $3,934,000, or $1.46 per basic and diluted share, for the same period in 2023.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.84% and 1.02%, respectively, compared with 16.39% and 1.39% for the first quarter of 2023.

Eddie Steiner, President and CEO stated, “Borrowing appetite has been restrained by the highest interest rate environment in almost 25 years, while depositors are being rewarded with higher earnings on balances. The Bank has maintained its net interest margin and is closely monitoring overall credit conditions, which remain acceptable at the present time. Inflation remains above the Federal Reserve’s 2% target rate. Overall economic conditions and employment levels are in relatively good shape, and it appears that rates will remain elevated through 2024.”

Pre-Provision Net Revenue (“PPNR”) (a non-GAAP measure) totaled $4.8 million during the quarter, a decrease of $96 thousand, or 2%, from the prior year’s first quarter. Net interest income increased $183 thousand, or 2%, noninterest income increased $144 thousand, or 9%, and noninterest expense increased $423 thousand, or 7%, in the first quarter of 2024 compared to the same period in 2023.

Provision expense for credit losses on loans increased $571 thousand and the provision for credit losses on off-balance sheet commitments increased $612 thousand from first quarter 2023. Loan balances increased $9 million, or 1%, from December 31, 2023 and $63 million, or 10%, from prior year levels. The allowance for credit losses amounted to $7.1 million, or 1.0% of total loans, on March 31, 2024, as compared to $6.3 million or 0.97% of total loans on March 31, 2023. The allowance for credit losses on off-balance sheet commitments on March 31, 2024 was $1.3 million, as compared to a March 31, 2023 balance of $430 thousand. An identified commercial lending relationship that has experienced credit deterioration was allocated $1.5 million of the combined total allowance for credit losses on loans and off-balance sheet commitments as of March 31, 2024. The relationship remains current and is performing. CSB recorded no allowance for credit losses related to debt securities as there is a zero loss expectation on these securities.

Loan interest income including fees increased $2.2 million, or 28%, during first quarter 2024 as compared to the same quarter in 2023. The increase was mainly due to rate increases as well as a $68 million increase in average loan volume. Securities interest income decreased $135 thousand, or 6%, during the first quarter 2024 compared to the same quarter 2023 as the Company continues to deploy cash flow from investments into loan originations. Loan yields for first quarter 2024 averaged 5.83%, an increase of 76 basis points from the 2023 first quarter average of 5.07%, while overnight funds and securities yields for first quarter 2024 averaged 5.36% and 2.21%, respectively, compared to 4.64% and 2.18% in the first quarter 2023.

Interest expense rose $1.7 million, or 105%, during first quarter 2024 as compared to first quarter 2023. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve during March 2022 through May 2023, followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the first quarter 2024 was 1.25% as compared to 0.62% for the first quarter of 2023.

The fully-taxable equivalent (“FTE”) (a non-GAAP measure) net interest margin was 3.37% compared to 3.37% for the first quarter 2023. Compared to the 2023 first quarter, FTE net interest income increased $191 thousand, or 2%, reflecting a flat net interest margin combined with $15 million, or 1%, increase in average earning assets. The higher interest rate environment coupled with the continued mix shift into loans from securities primarily drove the increase in earnings from assets, which was partially offset by the higher cost of funds. Tax equivalency effect on net interest margin was 0.02% as compared to 0.01% in first quarter 2024 and 2023.

Noninterest income increased $144 thousand, or 9%, compared to first quarter of 2023. The increase was primarily the result of a $136 thousand increase in trust and brokerage fees, a $33 thousand increase in gain on sale of mortgage loans and a $19 thousand increase in earnings on bank owned life insurance. Small offsetting decreases were recognized in credit card fees, an unrealized loss on equity securities, service charges related to deposit overdraft fees, and debit card interchange fees.

Noninterest expense increased $423 thousand, or 7%, from first quarter 2023. Salary and employee benefit costs increased $175 thousand, or 5%, compared to the prior year quarter, primarily resulting from the increases in base salaries and FICA taxes due to base increases and added employees. FDIC assessment increased $64 thousand primarily due to the 67% rate increase effective June 2023. Debit card expense increased $43 thousand or 30%. Software expense increased $29 thousand, or 7%, with the deployment of new reporting software and upgrades. State of Ohio Financial Institutions Tax increased $24 thousand, or 13%, due to the increase in capital. Equipment expense increased $17 thousand, or 8%. The Company’s first quarter efficiency ratio increased to 56.0% compared to 53.9% in the prior year.

Federal income tax expense was $693 thousand in the 2024 first quarter compared to $971 thousand in the 2023 first quarter. The effective tax rate for the 2024 and 2023 first quarter was 19% and 20%, respectively.

Average earning assets for the 2024 first quarter increased $15 million, or 1%, from the year-ago quarter, primarily reflecting a $68 million, or 11%, increase in average loans, a $33 million, or 8%, decrease in average securities, and a $20 million, or 43%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $55 million, or 13%, from prior year levels, as construction loans were drawn, and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $13 million, or 9%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. The Bank does not sell adjustable-rate mortgages to the secondary market. Home equity lines of credit decreased $1 million from the prior year’s quarter as balances were paid down due to rate increases as these loans are tied to Prime Rate. Average consumer credit balances increased $114 thousand, or 1%, versus the same quarter of the prior year. Commercial loan demand continued during first quarter, albeit with a softening trend. Household confidence and borrowing appetite appear to be waiting for the Fed to reverse course and begin to lower rates.

Nonperforming assets were $361 thousand, or 0.05%, of total loans on March 31, 2024, compared to $218 thousand, or 0.03% of total loans, a year ago. Delinquent loan balances as of March 31, 2024, increased to 0.30% of total loans as compared to 0.13% on March 31, 2023. Net loan charge-offs recognized during first quarter 2024 were $74 thousand, or less than 1% of average loans annualized, compared to first quarter 2023 net loan losses of $4 thousand.

Average deposit balances increased on a quarter over prior year quarter comparison by $2 million, or less than 1%. For the first quarter 2024, the average cost of deposits amounted to 1.31%, as compared to 0.64% for the first quarter 2023. First quarter 2024 increases in average deposit balances over the prior year quarter included money market accounts of $9 million and time deposits of $80 million. Noninterest-bearing accounts decreased $52 million from the prior year’s first quarter while savings and interest-bearing demand accounts declined $35 million. The average balance of securities sold under repurchase agreement during the first quarter of 2024 increased by $235 thousand, or less than 1%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $110 million on March 31, 2024, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 9.38% for the quarter ended March 31, 2024, and 8.48% for the quarter ended March 31, 2023. The Company declared a first quarter dividend of $0.39 per share, producing an annualized yield of 3.9% based on March 31, 2024, closing price of $40.00.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of March 31, 2024. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio. A loan production office was opened in Medina, Ohio on March 20, 2024.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. See the non-GAAP disclosures at the end of this release for a reconciliation of GAAP and non-GAAP measures.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2024	2023	2023	2023	2023
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Net interest income FTE (a)	$9,190	$9,377	$8,871	$9,027	$8,999
Provision (recovery) of credit loss expense	1,152	156	177	140	(31)
Other income	1,772	1,678	1,705	1,733	1,628
Other expenses	6,142	6,258	6,034	6,049	5,719
FTE adjustment(a)	42	32	34	33	34
Net income	2,933	3,697	3,481	3,644	3,934
Basic and Diluted earnings per share	1.10	1.38	1.30	1.36	1.46

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.02%	1.25%	1.19%	1.27%	1.39%
Return on average common equity (ROE), annualized	10.84	14.22	13.63	14.62	16.39
Net interest margin FTE(a)	3.37	3.36	3.21	3.33	3.37
Efficiency ratio	56.00	56.67	56.99	56.24	53.86
Number of full-time equivalent employees	172	168	178	172	170

MARKET DATA
Book value per common share	$41.11	$40.43	$37.96	$37.36	$36.93
Period-end common share market value	40.00	37.54	37.75	38.88	38.00
Market as a % of book	97.30%	92.85%	99.45%	104.07%	102.90%
Price-to-earnings ratio	7.78	6.81	6.85	6.99	7.06
Average basic common shares outstanding	2,665,277	2,671,086	2,675,967	2,680,526	2,692,304
Average diluted common shares outstanding	2,665,277	2,671,086	2,675,967	2,680,526	2,692,304
Period end common shares outstanding	2,664,683	2,669,938	2,671,313	2,680,325	2,680,625
Common stock market capitalization	$106,587	$100,229	$100,842	$104,211	$101,864

ASSET QUALITY
Gross charge-offs	$88	$15	$43	$15	$39
Net (recoveries) charge-offs	74	(5)	(119)	(10)	4
Allowance for credit losses	7,136	6,607	6,691	6,559	6,307
Nonperforming assets (NPAs)	361	396	260	255	218
Net charge-off (recovery) / average loans ratio	0.04%	0.00%	(0.07)%	(0.01)%	0.00%
Allowance for credit losses / period-end loans	1.00	0.94	0.98	0.99	0.97
NPAs/loans and other real estate	0.05	0.06	0.04	0.04	0.03
Allowance for credit losses / nonperforming loans	1,979	1,667	2,576	2,577	2,893

CAPITAL & LIQUIDITY
Period-end tangible equity to assets(b)	9.10%	8.79%	8.39%	8.29%	8.28%
Average equity to assets	9.38	8.80	8.72	8.68	8.48
Average equity to loans	15.43	14.87	15.00	15.15	15.27
Average loans to deposits	69.78	67.47	66.20	65.05	63.19

AVERAGE BALANCES
Assets	$1,160,661	$1,172,324	$1,162,029	$1,151,403	$1,147,033
Earning assets	1,097,704	1,107,002	1,096,679	1,085,751	1,082,996
Loans	705,294	693,779	675,283	660,004	637,392
Deposits	1,010,745	1,028,207	1,020,135	1,014,631	1,008,721
Shareholders' equity	108,837	103,164	101,294	99,958	97,319

ENDING BALANCES
Assets	$1,156,245	$1,178,689	$1,156,598	$1,156,157	$1,143,394
Earning assets	1,097,703	1,109,171	1,087,591	1,088,561	1,080,939
Loans	710,822	701,404	680,949	664,605	647,773
Deposits	1,010,115	1,027,427	1,018,075	1,021,671	1,007,507
Shareholders' equity	109,555	107,939	101,410	100,140	99,007

Notes:

(a) - Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

(b) - Tangible equity is a non-GAAP measure, which is shareholders' equity net of goodwill.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31,	March 31,
(Dollars in thousands, except per share data)	2024	2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,447	$16,965
Interest-bearing deposits with banks	27,972	38,550
Total cash and cash equivalents	39,419	55,515
Securities
Available-for-sale, at fair-value	134,926	149,269
Held-to-maturity	222,095	243,334
Equity securities	253	253
Restricted stock, at cost	1,530	1,760
Total securities	358,804	394,616

Loans held for sale	105	-
Loans	710,822	647,773
Less allowance for credit losses	7,136	6,307
Net loans	703,686	641,466

Premises and equipment, net	12,936	13,240
Goodwill	4,728	4,728
Bank owned life insurance	25,599	24,878
Accrued interest receivable and other assets	10,968	8,951
TOTAL ASSETS	$1,156,245	$1,143,394

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$277,898	$329,500
Interest-bearing	732,217	678,007
Total deposits	1,010,115	1,007,507

Short-term borrowings	29,484	29,813
Other borrowings	1,700	2,394
Accrued interest payable and other liabilities	5,391	4,673
TOTAL LIABILITIES	1,046,690	1,044,387
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2024 and 2023	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	99,191	89,524
Treasury stock at cost - 315,919 shares in 2024
and 299,977 shares in 2023	(7,729)	(7,126)
Accumulated other comprehensive loss	(10,351)	(11,835)
TOTAL SHAREHOLDERS' EQUITY	109,555	99,007
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,156,245	$1,143,394

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands, except per share data)	2024	2023
Interest and dividend income:
Loans, including fees	$10,209	$7,969
Taxable securities	1,890	2,012
Nontaxable securities	88	101
Other	369	545
Total interest and dividend income	12,556	10,627
Interest expense:
Deposits	3,300	1,584
Other	108	78
Total interest expense	3,408	1,662
Net interest income	9,148	8,965
Provision (recovery) for credit loss expense	1,152	(31)
Net interest income, after provision
(recovery) for credit loss expense	7,996	8,996
Noninterest income
Service charges on deposit accounts	280	292
Trust services	394	258
Debit card interchange fees	507	521
Credit card fees	157	177
Earnings on bank owned life insurance	188	169
Gain on sale of loans	36	3
Unrealized (loss) gain on equity securities	(6)	9
Other	216	199
Total noninterest income	1,772	1,628
Noninterest expenses
Salaries and employee benefits	3,469	3,294
Occupancy expense	283	282
Equipment expense	224	207
Professional and director fees	332	321
Software expense	428	399
Marketing and public relations	128	123
Debit card expense	189	146
Financial institutions tax	216	192
FDIC insurance expense	135	71
Other expenses	738	684
Total noninterest expenses	6,142	5,719
Income before income taxes	3,626	4,905
Federal income tax provision	693	971
Net income	$2,933	$3,934
Net income per share:
Basic and diluted	$1.10	$1.46

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2024	2023
Net interest income	$9,148	$8,965
Taxable equivalent adjustment[1]	42	34
Net interest income, FTE	$9,190	$8,999
Net interest margin	3.35%	3.36%
Taxable equivalent adjustment[1]	0.02	0.01
Net interest margin, FTE	3.37%	3.37%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

PRE-PROVISION NET REVENUE

	Quarters ended
(Unaudited)	March 31,
(Dollars in thousands)	2024	2023
Pre-Provision Net Revenue (PPNR)
Net interest income	$9,148	$8,965
Total noninterest income	1,772	1,628
Total revenue	10,920	10,593

Less: Noninterest expense as reported	6,142	5,719
Adjusted noninterest expense	6,142	5,719

PPNR	$4,778	$4,874

TANGIBLE EQUITY

(Unaudited)	March 31,	March 31,
(Dollars in thousands)	2024	2023
Total Shareholders' Equity	$109,555	$99,007
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$104,827	$94,279